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                                                                      EXHIBIT 12
                          THE COLONIAL BANCGROUP, INC.

                       RATIO OF EARNINGS TO FIXED CHARGES

                                                     1995       1994      1993      1992      1991
                                                   --------   --------   -------   -------   -------
                                                                    (IN THOUSANDS)
A.     Income before income taxes, extraordinary
         items and the cumulative effect of a
         change in accounting for income taxes...  $ 59,907   $ 41,652   $28,023   $21,267   $16,394
       Fixed charges:
       Interest expense..........................   132,458     82,549    59,517    60,576    81,486
        1/3 Rent expense.........................     1,766      1,464     1,213     1,348     1,239
                                                   --------   --------   -------   -------   -------
B.     Total fixed charges.......................   134,224     84,013    60,730    61,924    82,725
                                                   --------   --------   -------   -------   -------
C.     Sum of A and B............................  $194,131   $125,665   $88,753   $83,191   $99,119
                                                   ========   ========   =======   =======   =======
       Ratio of earnings to fixed charges
       (C/B).....................................      1.45       1.50      1.46      1.34      1.20